Exhibit 4.54


                                EXHIBIT "B"

                           REVOLVING CREDIT NOTE


$1,700,000                                     Ann Arbor, Michigan
                                               October 30, 1995


      On or before November 1, 1996, FOR VALUE RECEIVED, the undersigned, DAEDALUS ENTERPRISES, INC., a Delaware corporation (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation, successor in interest by reason of merger to Manufacturers Bank, N.A., (herein called "Bank") at its Main Office at 500 Woodward Avenue, Detroit, Michigan 48226, the indebtedness or so much of the Commitment Amount as may from time to time have been advanced and then be outstanding hereunder and under a certain Revolving Credit, Overline Credit and Term Loan Agreement by and between Company and Bank dated as of March 1, 1991, as amended and as may be further amended (herein called "Loan Agreement"). "Commitment Amount" initially shall mean One Million Seven Hundred Thousand Dollars ($1,700,000). On November 30, 1995, the Commitment Amount shall be permanently reduced to One Million Five Hundred Thousand Dollars ($1,500,000).

      The indebtedness outstanding under this Note from time to time shall bear interest at a per annum rate equal to one and one half percent (1-1/2%) above Bank's Prime Rate. Upon the occurrence of any default or event of default hereunder or under the Loan Agreement, interest shall accrue on the unpaid balance hereunder at a per annum rate equal to four and one half percent (4-1/2%) above the Prime Rate. Interest shall be payable monthly on the unpaid principal balance from time to time outstanding commencing on November 1, 1995 and on the 1st day of each month thereafter until November 1, 1996, when the entire unpaid balance of principal and interest shall be due and payable. Interest shall be computed on a daily basis using a year of 360 days for the actual number of days elapsed, and, in such computation, effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate. "Prime Rate" shall mean the rate of interest established by Bank as its prime rate as the same may be changed from time to time, which may not necessarily be Bank's lowest rate for loans. This Note may be prepaid at any time without premium or penalty.

      This Note evidences borrowing under, is subject to, is secured pursuant to, shall be prepaid in accordance with, and may be matured under the terms of the Loan Agreement, to which reference is hereby made. As additional security, Bank is granted a lien on all property and assets (including deposits and other credits) of Company at any time in possession or control of (or owing by) Bank for any purpose.

      All agreements between Company and Bank pertaining to the indebtedness described herein are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to Bank exceed the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of the Loan Agreement, this Note or any other instrument securing this Note or all or any part of the indebtedness secured thereby, at the time performance of such provision shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under such applicable law, and if, for any reason whatsoever, Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal amount described herein or otherwise owed by Company to Bank, (whether or not then due and payable) and not to the payment of interest.

      Notwithstanding anything herein to the contrary, nothing shall limit any rights granted Bank by other instruments or by law.

      This Note replaces, by renewal, that certain Revolving Credit Note dated November 30, 1993 made in the principal amount of $3,000,000 by Company in favor of Bank.

                                          DAEDALUS ENTERPRISES, INC.

                                          By:
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                                          Its:
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